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                                                                     Exhibit 3.7

               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           MARKLAND TECHNOLOGIES, INC.

                  DOCUMENT NUMBER OF CORPORATION - P98000107182
                           PURSUANT TO 607.0602, F.S.

                           CERTIFICATE OF DESIGNATIONS
                        OF RIGHTS AND PREFERENCES OF THE
                 SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

         Pursuant to the authority expressly granted and vested in the Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD") of MARKLAND TECHNOLOGIES, INC. (the "COMPANY") by the Florida General Corporation Law (the "CORPORATION LAW") and the provisions of the Company's Certificate of Incorporation, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS") on September 10, 2003:

         RESOLVED: That the designations, powers, preferences and rights of the Series A Non-Voting Convertible Preferred Stock be, and they hereby are, as set forth below:

                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 30,000 shares of preferred stock, no par value per share, is the "Series A Non-Voting Convertible Preferred Stock" (the "DESIGNATED PREFERRED STOCK").

                             II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "COMMON STOCK" means the Company's voting common stock, $.0001 par value per share.

         B. "CONVERSION CERTIFICATES" means certificates representing the Conversion Shares, or a portion thereof, issuable upon conversion of the Designated Preferred Stock.

         C. "CONVERSION DATE" has the meaning ascribed to it in Paragraph B of
Article III hereof.

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         D. "CONVERSION SHARES" means, except as adjusted hereby, twenty (20)
fully paid and non assessable shares of Common Stock with restrictive legend upon conversion of each share of Designated Preferred Stock.

         E. "HOLDER" means a person or entity holding shares of the Designated Preferred Stock.

         F. "ISSUANCE DATE" has the meaning ascribed to it in Paragraph A of
Article III hereof.

         G. "JUNIOR SECURITIES" means the Company's Common Stock.

         H. "LIQUIDATION PREFERENCE" means, with respect to a share of Designated Preferred Stock, an amount equal to the Stated Value thereof.

         I. "PARI PASSU SECURITIES" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         J. "SECURITIES" means the shares of Designated Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

         K. "SENIOR SECURITIES" means (i) each class or series of capital stock of the Company, other than Common Stock, authorized prior to the original filing of this Certificate of Designations, including, without limitation, the Company's Series C Preferred Stock and Series D Preferred Stock, and (ii) any additional class or series of preferred securities hereafter designated by the Company.

         L. "STATED VALUE" for the Designated Preferred Stock shall be $10.00 per share.

                                 III. CONVERSION

         A. CONVERSION AT THE OPTION OF COMPANY. Company may, at any time after the date of issuance of the Designated Preferred Stock ("ISSUANCE DATE"), and from time to time thereafter, convert (an "OPTIONAL CONVERSION") all or any portion of the outstanding shares of Designated Preferred Stock into the Conversion Shares, or such pro-rata portion thereof that corresponds to such number of shares of Designated Preferred Stock being converted.

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         B. MECHANICS OF CONVERSION. To effect a conversion of shares of the
Designated Preferred Stock, the Company shall complete a Notice of Conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to be sent to Holder by U. S. mail at Holder's address of record and to file as appropriate with the company records. The Notice of Conversion shall be executed by the Company and shall evidence Company's election to convert all or a portion of such Designated Preferred Stock. The date of conversion (the "CONVERSION DATE") shall be deemed to be the date on which the Company executes a Notice of Conversion.

                  1. DELIVERY OF COMMON STOCK UPON CONVERSION. The Conversion Certificates will be delivered to the Holder at Holder's address of record, via U.S mail, within fifteen (15) business days after the date on which the Notice of Conversion is delivered by the Company.

                  2. TAXES. The Holder shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the Conversion Shares upon the conversion of the Designated Preferred Stock. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

                         IV. RIGHT OF COMPANY REDEMPTION

         A. COMPANY RIGHT TO REDEEM DESIGNATED PREFERRED STOCK. The Company shall have the right, but not the obligation, at any time after the Issuance Date to redeem all or any portion of the outstanding shares of Designated Preferred Stock from Holder in cash at the Stated Value per share of Designated Preferred Stock by sending a notice to the Holder at the Holder's address of record, via U.S mail. The Company shall deliver to Holder the redemption amount within fifteen (15) business days after the date on which such notice is delivered to the Company as contemplated in this Paragraph.

                            V. LIQUIDATION PREFERENCE

         A. LIQUIDATION, DISSOLUTION, WINDING UP OR CERTAIN SALES, REORGANIZATIONS OR CONSOLIDATIONS. If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up (a "Liquidation Event"), then and in that event, no distribution shall be made to the holders of Junior Securities, unless, prior thereto, the holders of the Designated Preferred Stock shall have received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof. If upon any Liquidation Event, the amount so payable or distributable does not equal or exceed the Liquidation Preference of the Designated Preferred Stock, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Designated Preferred Stock.

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                            VI. ADJUSTMENTS TO PRICES

         A. SALE. For as long as any shares of Designated Preferred Stock remain outstanding, if the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with, or acquisition by, another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person, or there is an outstanding tender offer for the common stock of the Company or the Company enters into a transaction that could result in a change in control of the Company (collectively, a "SALE"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common stock are entitled to receive stock, securities or property in respect of or in exchange for Common stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Designated Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, acquisition, consolidation, sale or transfer by a Holder of the number of shares of Common stock into which then outstanding shares of Designated Preferred Stock might have been, pursuant to this Certificate, converted immediately before such merger, acquisition, consolidation, sale or transfer, subject to any adjustments which shall be as nearly equivalent as may be equitable.

         B. STOCK SPLITS, ETC. If, at any time while any shares of Designated Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of the Common Stock or issues a dividend on the Common Stock consisting of shares of the Common Stock, the Conversion Shares shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing: (i) if the Company effectuates a 2:1 split of the Common Stock, the number of Conversion Shares shall be deemed to be two times what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Shares shall be deemed to be one-tenth what they would have been immediately prior to such reverse split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter the Conversion Shares shall be deemed to be the amount it would have been immediately prior to such dividend multiplied by a fraction, of which (x) the numerator is the number of shares (10 in the example) for which a dividend share will be issued plus the dividend issuable (e.g. 11) and (y) the denominator is such number of shares (10 in the example) for which a dividend share will be issued.

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                               VII. VOTING RIGHTS

         The Designated Preferred Stock shall not be entitled to vote, except to the extent permitted by law, on any matter presented to the shareholders for action, whether at a meeting or by written consent in lieu of a meeting.

                               VIII. MISCELLANEOUS

         A. RANK. The Designated Preferred Stock shall rank (i) senior to any Junior Securities; (ii) junior to any Senior Securities; and (iii) PARI passu with any Pari Passu Securities.

         B. CANCELLATION OF DESIGNATED PREFERRED STOCK. If any shares of Designated Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, and shall return to the status of authorized, but unissued preferred stock with no designation.

         C. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Designated Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Designated Preferred Stock certificate(s), the Company shall execute and deliver new Designated Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Designated Preferred Stock certificate(s) if the Company contemporaneously converts such Designated Preferred Stock into the Conversion Shares.

         D. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by Company, (i) the Securities covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed any applicable legal or regulatory limitation) shall be deemed converted into shares of Common Stock and (ii) the Holder's rights as a holder of such converted shares of Designated Preferred Stock shall immediately cease and terminate, excepting only the right to receive Conversion Certificates for such shares of Common Stock.

                                                     MARKLAND TECHNOLOGIES, INC.

                                                     By: /S/ Kenneth Ducey, Jr.
                                                         -----------------------
                                                        Kenneth Ducey, Jr.
                                                        Executive Vice President

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                                                                       EXHIBIT A

                           MARKLAND TECHNOLOGIES, INC

                              NOTICE OF CONVERSION

                         (To be Executed by the Company
    in order to Convert the Series A Non-Voting Convertible Preferred Stock)

DATE:_______________________________________________ (the "Conversion Date")

RE: Conversion of $ Stated Value (the "Converted Designated Preferred Stock") of the SERIES A Non-Voting Convertible Preferred Stock (the "Designated Preferred Stock") of MARKLAND TECHNOLOGIES (the "Company") into shares of Common Stock (the "Conversion Shares").

         The Company hereby records, pursuant to the Certificate of Designations (the "Certificate of Designations") for the Designated Preferred Stock that the Company elects to convert the Designated Preferred Stock into fully paid and non-assessable shares of Common Stock, $.0001 par value per share, of the Company as of the Conversion Date specified above. Said conversion shall be based on the following:

         |_| _______, based on adjustment(s) contemplated by the Certificate of Designations

Based on this Notice of Conversion, the number of Conversion Shares indicated above should be issued in the following name(s):

         Name and Record Address                          Conversion Shares
         ____________________________________
         ____________________________________
         ____________________________________

                                                     MARKLAND TECHNOLOGIES, INC.

                                                     By:________________________